EXHIBIT 5

Consent of PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chartered Accountants

111 5th Avenue SW, Suite 3100

Calgary, Alberta

Canada T2P 5L3

Telephone +1 (403) 509 7500

Facsimile +1 (403) 781 1825

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Annual Report on Form 40-F and the incorporation by reference in the registration statements on Form F-3 (File No. 333-7450), Form F-10 (File No. 333-14242), and on Form S-8 (File No. 333-87604), of Suncor Energy Inc. of our report dated January 17, 2003 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders.

(Signed) “PricewaterhouseCoopers LLP”

Chartered Accountants

Calgary, Alberta

March 27, 2003

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.